Exhibit (d)(2)

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (this “Agreement”), is executed and entered into this 11th day of April, 2017 (the “Effective Date”), by and between Repros Therapeutics Inc., a Delaware corporation with its principal place of business at 2408 Timberloch Pl, Suite B7, The Woodlands, TX 77380 (the “Company”), and Allergan, Inc., a Delaware corporation and wholly owned subsidiary of Allergan pie, with its principal place of business at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054 (“Allergan”) (together with the Company, collectively, the “Parties”, and each individually, a “Party”), shall govern conditions of disclosure by each Party (in this capacity, the “Discloser”) to the other Party (in this capacity, the “Recipient”) of certain confidential information for the purpose of allowing Discloser and Recipient to evaluate a potential business collaboration or transaction involving the Parties or their respective affiliates (the “Purpose”).

In consideration of the Purpose, the mutual covenants and undertakings contained herein, and in order to assure the confidential status of certain information which may be disclosed, the Parties, intending to be legally bound, hereby agree as follows:

1.	“Confidential Information” means (a) all information (including, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, study data, product and marketing plans, and customer and supplier information) that is disclosed on or after the Effective Date in any format or media by the Discloser or its Representatives (as defined below) to Recipient or its Representatives and (b) all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by the Recipient or its Representatives to the extent containing such information furnished to the Recipient or its Representatives by the Discloser or its Representatives.

2.	Confidential Information shall not include:

(a)	information which, at the time of disclosure by the Discloser or its Representatives (as defined below) hereunder, is in the public domain;

(b)	information which becomes part of the public domain after disclosure by the Discloser or its Representatives hereunder without breach of this Agreement by Recipient or its Representatives;

(c)	information which was in the possession of Recipient or its Representatives at the time of disclosure by the Discloser or its Representatives;

(d)	information which was received by Recipient or its Representatives from a third party not subject to an obligation of confidentiality to Discloser with respect to such information; or

(e)	information which was independently conceived or developed by Recipient or its Representatives without use of or reference to Discloser’s Confidential Information, as demonstrated by Recipient.

3.	Subject to Section 4 below, Recipient agrees (a) not to disclose, cause, or permit to be disclosed Discloser’s Confidential Information to any third party (except its Representatives in accordance herewith) without the prior written consent of the Discloser and (b) to use Discloser’s Confidential Information only for the Purpose in accordance with the terms of this Agreement.

Recipient may disclose the Discloser’s Confidential Information to its affiliates and its and its affiliates’ directors, officers, employees, agents, consultants and advisors (together with affiliates, collectively, the “Representatives”) who have a need to know such information in connection with the Purpose, provided that Recipient (i) informs its Representatives of the confidential nature of such Confidential Information and (ii) requires each such Representative to hold in confidence all such Confidential Information and to use it only for the Purpose in accordance with the terms of this Agreement. The Recipient agrees to enforce the terms and provisions of this Agreement as to any such Representative who receives any of the Discloser’s Confidential Information hereunder, and to assume liability for breach of this Agreement by any or all such persons.

4.	Recipient may disclose Transaction Information (as defined below) or the Discloser’s Confidential Information to the extent disclosure of such Transaction Information or Confidential Information (as the case may be) is required to comply with applicable law, regulation or an order of a court or governmental or regulatory authority; provided that Recipient gives Discloser (to the extent permitted by applicable law and to the extent possible given any applicable deadlines) advance written notice of Recipient’s intent to disclose such Transaction Information or Confidential Information (as the case may be), in order to provide Discloser with a reasonable opportunity to seek a protective order or other appropriate relief, and agrees to provide reasonable assistance to the Discloser in seeking such protective order or other relief. In the event that no such protective order or other relief is obtained, the Recipient agrees to disclose only that portion of the Discloser’s Transaction Information or Confidential Information (as the case may be) that it is legally required to disclose and to exercise all reasonable efforts to obtain confidential treatment for such disclosure.

5.	Except for Recipient’s right to use the Discloser’s Confidential Information for the Purpose as provided herein, no rights or licenses of any nature are implied or granted under this Agreement. All right and title to the Discloser’s Confidential Information shall remain with the Discloser.

6.	Upon written request of the Discloser at any time, Recipient agrees to promptly return or (at Recipient’s discretion) destroy (and confirm such destruction in writing to the Discloser) all tangible or electronic Confidential Information of the Discloser then in the possession of Recipient or its Representatives, provided, that the Recipient and its Representatives may retain Confidential Information for its files to the extent required by its respective record retention policies to comply with legal and/or regulatory requirements.

7.	The term of this Agreement shall begin on the Effective Date and shall conclude on the seventh anniversary of the Effective Date.

8.	The Parties acknowledge that monetary damages calculated at law may not be an adequate remedy for breach of this Agreement, and that Discloser shall be entitled to injunctive relief or other equitable relief in the event of any such breach, in addition to any other remedy it may have under this Agreement or otherwise at law or in equity. The Parties acknowledge that the confidentiality and non-use provisions contained herein are reasonable in view of the nature of the Parties’ businesses and the Confidential Information which the Parties will disclose during their discussions.

9.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law rules and principles. The state or federal courts sitting in New York County, New York shall have exclusive jurisdiction over all matters pertaining to this Agreement.

10.	This Agreement does not create a joint venture, partnership, or employee-employer relationship between the Parties, nor an obligation to buy or sell products or services, or to enter into or negotiate any other business relationship. Each Party may terminate the Purpose and the Parties’ discussions relating thereto at any time and for any reason. Each Party shall keep confidential, and shall not disclose to any third party (other than to its Representatives in accordance herewith or in accordance with Section 4), the fact that Confidential Information has been disclosed by the Discloser to the Recipient in connection with the Purpose, the existence of the Parties’ discussions relating to the Purpose and the content of such discussions (collectively, “Transaction Information”).

Each of the Parties understands and acknowledges that neither the Discloser nor its Representatives is making any representation or warranty as to the accuracy or completeness of any Confidential Information. Neither the Discloser nor its Representatives shall have any liability to the Recipient or any of its Representatives relating to or arising from the use of the Confidential Information. Only those representations or warranties which are made in a definitive agreement regarding a transaction between the Parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

11.

Failure of either Party to enforce any right resulting from breach of any provision of this Agreement by the other Party shall not be deemed a waiver of any right relating to a subsequent breach of such provision or of any other provisions hereunder. This Agreement may not be modified or amended except in writing signed by both Parties. This Agreement constitutes the final, complete and exclusive agreement of the Parties relating to the subject matter hereof and supersedes all previous and contemporaneous agreements and understandings between the Parties relating to the subject matter hereof.

12.	The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting of this Agreement.

13.	If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future state or federal laws or rules and regulations promulgated thereunder effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The Parties agree to negotiate in good faith a substitute for any provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.

14.	This Agreement may not be assigned, by operation of law or otherwise, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Allergan may assign this Agreement to any of its affiliates without the Company’s prior consent. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

15.	This Agreement may be signed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same document. This Agreement may also be signed via facsimile or PDF (Portable Document Format) transmission, and signatures obtained in this manner shall be considered original.

16.	Each Party represents and warrants to the other Party that it has the right to disclose its Confidential Information to the other Party without violating the terms of, or requiring a consent under, any agreement with, or any other obligation to, any third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have executed this Agreement as of the Effective Date.

REPROS THERAPEUTICS INC.

By:	/s/ Larry Dillaha
Name:	Larry Dillaha, M.D.
Title:	President and CEO

ALLERGAN, INC.

By:	/s/ Sigurd Kirk
Name:	Sigurd Kirk
Title:	Vice President

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